Exhibit 10.62

SECOND AMENDMENT

TO THE

CONTRACT OF EMPLOYMENT

BETWEEN FOSTER WHEELER ENERGY LIMITED

AND

MICHELLE K. DAVIES

WHEREAS, FOSTER WHEELER ENERGY LIMITED (the “Company,” the “company,” or “Foster Wheeler”) entered into a Contract of Employment with MICHELLE K. DAVIES (the “Executive” or “you”), dated 8th August 2008 (the “contract”) and a First Amendment thereto effective as of January 1, 2010 (the “First Amendment,” the contract as amended by the First Amendment, the “Agreement”); and

WHEREAS, an amendment to the Agreement may be made pursuant to the written consent of the Company and the Executive.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the following mutual promises, covenants and undertakings, the parties agree that the Agreement is amended effective as of November 1, 2011 (the “Second Amendment Effective Date”) as follows:

1.	Other than as may specifically be set forth in this Second Amendment (the “Second Amendment”), the First Amendment shall not apply to events that occur (including services that are rendered) after the Second Amendment Effective Date.

2.	Terms that are not specifically defined in this Second Amendment shall have the definition provided in the contract.

3.	The first two paragraphs of the contract’s Work outside Foster Wheeler clause is replaced with the following, and the contract’s Job Title and Duties clause is hereby revised to read in its entirety as follows:

The Company hereby agrees to employ the Executive for the Term (as defined below), to render exclusive and full-time services to the Company provided, however, that the Executive may participate in civic, charitable, industry, and professional organizations to the extent that such participation does not materially interfere with the performance of Executive’s duties hereunder. The Executive’s job title is Executive Vice President, General Counsel & Secretary of the Parent (as defined below). The Executive’s title shall be Executive Vice President, General Counsel & Secretary, or such other titles of at least equivalent level consistent with the Executive’s duties from time to time as may be assigned to the Executive by the Company, and the Executive shall have all authorities as are customarily and ordinarily exercised by executives in similar positions in similar businesses. As the Company may require, the services the Executive provides to the Company may include serving as an officer of one or more of the Company’s affiliates and the Company may second or assign the Executive to Foster Wheeler Management AG (“FWMAG”) or such other affiliate of the Company as the Company may choose. In no event shall the Executive’s title or service as an officer or director of any of the Company’s affliates be deemed to create an employment relationship with the Parent or such other affiliate.

Nothing contained herein shall be construed to preclude the transfer of Executive’s employment to another affiliate of the Company (“Subsequent Employer”) at any time during the Term and no such transfer shall be deemed to be a termination of employment under this contract; provided, however, that, effective with such transfer, all of the Company’s obligations hereunder shall be assumed by and be binding upon, and all of the Company’s rights hereunder shall be assigned to, such Subsequent Employer and the defined term “Company” as used herein shall thereafter be deemed amended to mean such Subsequent Employer. Notwithstanding the foregoing, the Company shall remain guarantor on all financial obligations under this contract following such transfer or transfers. Except as otherwise provided above, all of the terms and conditions of this contract, including without limitation, Executive’s rights and obligations, shall remain in full force and effect following such transfer of employment.

4.	The contract’s Place of Work/Mobility clause is hereby revised to read in its entirety as follows:

The duties to be performed by the Executive hereunder shall be performed at the Company affiliates’ offices in Geneva, Switzerland the majority of the working days on which the Executive is not traveling outside of Switzerland and United Kingdom, it being understood and agreed that the Executive may choose the location at which she performs her duties for the remainder of such working days. For the avoidance of doubt, the Executive shall not be required to keep a residence within reasonable daily commute of the Geneva, Switzerland area.

5.	The heading and first paragraph of the contract’s Continuous Service clause is hereby revised to read in its entirety as follows:

The term of the Executive’s employment under the contract (the “Term”) commenced on October 1, 2008 (the “Effective Date”), and shall end on the date on which the Term is terminated pursuant this contract. The Effective Date, among other things, shall be deemed the start date of the Executive’s continuous employment with the Company.

6.	The first two paragraphs of the contract’s Remuneration clause are hereby revised to read in their entirety as follows:

As compensation for all services to be rendered pursuant to this contract, the Company agrees to pay to the Executive during the Term, effective as of the Second Amendment Effective Date, a base salary, payable in arrears, at the initial annual rate of Two Hundred Fifty Thousand British Pounds (£250,000) (the “Base Salary”). The Executive shall be paid monthly in arrears by credit transfer on or about the twenty-fifth (25th) day of each month. On each anniversary of the Effective Date or such other appropriate date during each year of the Term when the salaries of executives at the Executive’s level are normally reviewed, the Company and/or the Compensation Committee of the Parent’s (as defined below) Board of Directors (the entire Board of Directors, the “Board”; the Compensation Committee of the Board, the “Committee”) as necessary or appropriate to comply with company policy, applicable law, or exchange listing requirements, shall review the Base Salary and determine if, and by how much, the Base Salary should be increased, provided, however, the Base Salary under this contract, including as subsequently adjusted upwards, may not be decreased thereafter without the written consent of Executive, except for across-the-board changes for executives at the Executive’s level. All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations. The Company reserves the right to deduct from the Executive’s remuneration any sums that the Executive may owe the Company from time to time.

7.	The contract’s Remuneration clause from its fourth paragraph through the end of the clause (regarding the STI) is hereby revised to read in its entirety as follows:

The Executive shall be eligible to participate, as determined by the Company, and/or the Committee as necessary or appropriate to comply with company policy, applicable law, or exchange listing requirements, in the Company’s annual incentive program as in effect from time to time for executives at the Executive’s level, it being recognized and agreed that the Bonus Program as applied to the Executive may consist in whole or in part of the annual incentive program in which the Parent’s officers participate, which is currently the Foster Wheeler AG Annual Executive Short-Term Incentive Plan (collectively, the “Bonus Program”). The Executive shall, effective as of the Second Amendment Effective Date, be eligible for an annual incentive bonus at a target opportunity of Sixty-Five Percent (65%) of Base Salary (with actual payouts ranging from zero to two times (2x) the foregoing amount) based upon the achievement of certain business unit or other objectives established in advance by the Company, and/or the Committee as necessary or appropriate to comply with company policy, applicable law, or exchange listing requirements (the “Annual Bonus”). The actual amount of any Annual Bonus shall be determined by and in accordance with the terms of the Bonus Program as in effect from time to time, and the Executive shall have no absolute right to an Annual Bonus in any year. For performance during 2011, the Executive’s Annual Bonus, if any, shall be calculated on a pro-rated basis using the above target opportunity for the period after the Second Amendment Effective Date and the Executive’s target opportunity set forth in the Agreement for the period prior to the Second Amendment Effective Date.

8. The following is added to the contract:

Treatment of Base Salary and Annual Bonus / Car Allowance

The Base Salary and Annual Bonus may be considered for purpose of calculations under the Company’s benefit plans as appropriate under the plans and U.K. law. For the avoidance of doubt the Company shall continue to pay the Executive the Group 1 Company car cash allowance at the rate prevailing from time to time, paid monthly with salary (for informational purposes, the current prevailing rate is £14,400 per annum).

Long-Term Incentive.

Executive shall be eligible for annual equity awards under Parent’s equity award plan covering senior executives of Parent, as in effect from time to time. For the avoidance of doubt, the Executive shall have no absolute right to any equity award or to any annual equity award target or calculation in any given year, and the sign-on equity award provided for below shall not be deemed indicative of the amount of any annual equity awards. Because the Executive is receiving the sign-on equity, the Executive shall not receive an any additional annual equity award when other executives receive their annual award in 2012.

Sign-on Equity. In addition, Executive will receive on a date designated by the Committee or its designee during (a) the open trading window that includes the date on which the Second Amendment is executed by the Executive (or if this Second Amendment is executed when the trading window is not open, the trading window that next opens after the date on which this Second Amendment is executed by the Executive) (the “First Grant Date”), and (b) the trading window that next opens after the date on which this Second Amendment is executed by the Executive (i.e., the trading window expected to open in or about March 2012) (the “Second Grant Date”)(the foregoing collectively and/or severally, the “Grant Date”) the following:

Restricted Stock Unit Grant. A grant of a number of restricted stock units that will be payable in registered shares of the Parent (“Shares”) with an economic value as of (a) the First Grant Date equal to Thirty-Two Thousand U.S. Dollars ($32,000), and (b) the Second Grant Date equal to Eighty-Eight Thousand U.S. Dollars ($88,000), each rounded as necessary to reflect the issuance of whole Shares (the “Restricted Stock Units”). The Restricted Stock Units will be granted under Parent’s Omnibus Incentive Plan. The Restricted Stock Units will be issued on the applicable Grant Date. For purposes of this subsection, the determination of the number of Restricted Stock Units to be granted to Executive shall be consistent with the methodology used for valuing restricted stock units granted to employees that has been approved and adopted by the Committee.

Stock Option Grant. A grant of a number of stock options to purchase Shares with an economic value as of (a) the First Grant Date equal to Twenty-Four Thousand U.S. Dollars ($24,000), and (b) the Second Grant Date equal to Sixty-Six Thousand U.S. Dollars ($66,000) (all of the foregoing, the “Options”). The Options will be granted under Parent’s Omnibus Incentive Plan and for purposes of such Omnibus Incentive Plan. The Options will be Nonqualified Stock Options, the exercise price will be equal to the greater of Fair Market Value of a share of Common Stock or par value of a Share as defined under the terms of the Parent’s Omnibus Incentive Plan on the applicable Grant Date, and the Expiration Date will be the seventh anniversary of a date selected by the Committee or its designee within the open trading window that includes the applicable Grant Date. The Options will be issued on the applicable Grant Date. For purposes of this subsection, the determination of the number of Options to be granted to Executive shall be consistent with the methodology used for valuing stock options granted to employees that has been approved and adopted by the Committee.

Restricted Stock Unit with Performance Goals Grant. A grant of a number of restricted stock units with performance goals which will be payable in Shares with an economic value as of (a) the First Grant Date equal to Twenty-Four Thousand U.S. Dollars ($24,000), and (b) the Second Grant Date equal to Sixty-Six Thousand U.S. Dollars ($66,000), rounded as necessary to reflect the issuance of whole Shares (the “Performance Units”). The Performance Units will be granted under Parent’s Omnibus Incentive Plan. The Performance Units will be issued on the applicable Grant Date and will provide for a performance measurement period that compares December 2011 to December 2014. For purposes of this subsection, the determination of the number of Performance Units to be granted to the Executive shall be consistent with the Award Methodology used for valuing performance units granted to employees which has been approved and adopted by the Committee. The agreement granting the Performance Units will be in substantially the form of agreement approved by the Committee.

Vesting and Settlement. The Restricted Stock Units and the Options will vest ratably on the first, second, and third anniversaries of a date selected by the Committee or its designee within the open trading window that includes the applicable Grant Date, provided that the Executive is still employed on such dates. The Performance Units will vest on the later of (a) the third anniversary of a date selected by the Committee or its designee within the open trading window that includes the applicable Grant Date and (b) the date upon which the applicable performance criteria are certified to have been met, provided that the Executive is still employed on the date set forth in section (a) of this sentence. Restricted Stock Units and Performance Units that vest shall be settled by issuance of Shares as provided in the related grant agreements.

Grant Agreements. The Restricted Stock Units, Performance Units, and Options will be governed by separate agreements in the usual form approved by the Committee, and in the event of any inconsistency between such separate agreements and the terms of this contract (including, but not limited to, this contract’s Article 1 (Termination)), this contract shall govern and control. For avoidance of doubt, nothing in the preceding sentence shall be construed to limit the application of any provision of such separate agreements that expressly refers to and incorporates a provision of this contract.

Long-term Incentive Definitions: Terms not otherwise defined in this contract shall have the definition provided in the Omnibus Incentive Plan.

Swiss-related Support, Expenses and Allowances

Work Permits/Visas. The Company will assist in obtaining the proper work permits and/or visas if necessary for the provision of services in Switzerland and reimburse the Executive for any work permit/visa, passport and immigration expenses.

Tax Return Preparation and Counseling Services. The Company shall retain the services of a tax consultant to counsel the Executive with respect to the tax implications of her being seconded to Foster Wheeler Management AG or any other affiliate of the Company and/or of her being in Switzerland , and to prepare the Executive’s U.K. and (if required) Switzerland tax returns as required during or in respect of the Term.

Swiss Travel Expenses. For the avoidance of doubt, the Company shall reimburse the Executive all travelling, hotel, entertainment and other expenses reasonably incurred in the proper performance of her duties in Switzerland, all as set forth in more detail in this contract.

Tax Gross-Up. To the extent that the provision of the assignment benefits and expense reimbursements described in Swiss-related Support, Expenses and Allowances clause results in taxable income to the Executive, the Company shall pay the Executive an amount to satisfy both the Executive’s Swiss and U.K. income tax obligation. Such payment shall be grossed-up for taxes and made as soon as practicable after the tax liability arises but in no event later than the end of the year following the year in which the tax is due.

Tax Equalization, Maximum Time “on Assignment,” and Representation Allowance. Under tax equalization, the Executive’s obligation for income taxes shall not exceed the amount of income tax calculated on Base Salary, short-term annual bonus pay and long-term incentive pay applying the Executive’s home country tax rules (the United Kingdom) without taking into consideration any foreign tax credit. Such amount will be deducted from the Executive’s paycheck. Should additional income taxes arise in the Executive’s home country or Switzerland as a result of the assignment, the Company shall pay the additional tax. The Executive may choose, as an alternative to the tax equalization program, to be personally responsible for the Swiss income tax on the Executive’s Base Salary, short-term incentive pay and long-term incentive pay. In addition to the tax equalization on the compensation above, the Executive will be reimbursed for any other income or net wealth taxes the Executive incurs as a result of the assignment in Switzerland, but only to the extent they exceed the Executive’s taxes in Executive’s home country on such income or net wealth. The compensation under this contract is inclusive of a Representation Allowance of One Hundred Thousand Swiss Francs (CHF 100,000).

9.	The Notice and Termination clauses of the contract are hereby deleted and replaced in their entirety with the following:

Article 1

1.	Termination.

1.1 Termination Events.

1.1.1 The Executive’s employment and the Term shall terminate immediately upon the occurrence of any of the following:

(i) Death: the death of the Executive; or

(ii) For Cause By the Company: notice of termination for Cause. As used herein, “Cause” means:

(A) conviction of a criminal offence (other than road traffic offenses that do not involve homicide) for which a custodial sentence may be imposed;

(B) actual or attempted theft or embezzlement of Company or Parent assets;

(C) use of illegal drugs;

(D) material breach of the Agreement that the Executive has not cured within thirty (30) days after the Company has provided the Executive notice of the material breach which shall be given within sixty (60) days of the Company’s knowledge of the occurrence of the material breach;

(E) commission of an act of moral turpitude that in the judgment of the Board can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company and/or the Parent and/or the ability of the Executive to perform the Executive’s duties;

(F) gross negligence or willful misconduct in performance of the Executive’s duties;

(G) breach of fiduciary duty to the Company or Company’s affiliates;

(H) willful refusal to perform the duties of Executive’s titled position; or

(I) a material violation of the Foster Wheeler Code of Business Conduct and Ethics.

1.1.2 For Good Reason By the Executive: The Executive may immediately resign the Executive’s position for Good Reason and, in such event, the Term shall terminate. As used herein, “Good Reason” means, a material negative change in the employment relationship without the Executive’s consent, as evidenced by the occurrence of any of the following:

(i) material diminution in title, duties, responsibilities or authority;

(ii) reduction of Base Salary and benefits except for across-the-board changes for executives at the Executive’s level;

(iii) exclusion from executive benefit/compensation plans that results in a material diminution of the Executive’s total compensation or bonus opportunities;

(iv) a material change in the geographic location at which the Executive must perform the Executive’s services, which material change shall be presumed to have occurred if (i) the Executive is required to be in Switzerland materially more often than the majority of the working days on which the Executive is not traveling outside of Switzerland and United Kingdom, (ii) the Executive is required to keep a residence within a reasonable commute of the Company’s affiliates’ offices in Switzerland, or (iii) the principal geographic location at which the Executive must perform the Executive’s services is relocated to a place that is outside of both Switzerland and the United Kingdom or, if within the United Kingdom, increases the Executive’s commute to the Company’s Reading, England office by more than fifty (50) miles (for the avoidance of doubt, the requirement that the Executive perform her services as described in Section 4 of this Second Amendment (revising the contract’s Place of Work/Mobility clause) shall not be deemed to constitute Good Reason); or

(v) material breach of the Agreement by the Company.

For each event described above in this Section 1.1.2, the Executive must notify the Company within ninety (90) days of the occurrence of the event and the Company shall have thirty (30) days after receiving such notice in which to cure. If the Company fails to cure, the Executive’s resignation shall not be considered to be for Good Reason unless the Executive resigns not later than two (2) years after the occurrence of the relevant event.

1.1.3 Without Cause or for Disability By the Company: The Company may terminate the Executive’s employment effective ninety (90) days following notice of termination without Cause or based on a Disability (as defined below) given by the Company and, in such event, the Term shall terminate. During such ninety (90) days notice period, the Company may require that the Executive cease performing some or all of the Executive’s duties and/or not be present at the Company’s or its affiliates’ offices and/or other facilities. “Disability” means the physical or mental disability of the Executive, whether totally or partially, such that with reasonable accommodation the Executive is unable to perform the Executive’s material duties, for a period of not less than one hundred and eighty (180) consecutive days.

1.1.4 Without Good Reason By the Executive: The Executive may voluntarily resign the Executive’s position effective ninety (90) days following notice to the Company of the Executive’s intent to voluntarily resign without Good Reason and, in such event, the Term shall terminate. During such ninety(90) days notice period, the Company may require that the Executive cease performing some or all of the Executive’s duties and/or not be present at the Company’s or its affiliates’ offices and/or other facilities.

1.1.5 Definition of Termination Date. The date upon which Executive’s employment and the Term terminate pursuant to this Article 1 shall be the Executive’s “Termination Date” for all purposes of this contract.

1.2 Payments Upon a Termination Event.

1.2.1 Entitlements Upon Termination For Any Reason. Following any termination of the Executive’s employment, the Company shall pay or provide to the Executive, or the Executive’s estate or beneficiary, as the case may be, the following amounts (the “Accrued Obligations”):

(i) Base Salary earned through the Termination Date;

(ii) the balance of any awarded (i.e., the amount and payment of the specific award has been fully approved, including, where applicable, by the Committee) but as yet unpaid, Annual Bonus or other incentive awards for any calendar year prior to the calendar year during which the Executive’s Termination Date occurs; provided, however, if the Executive’s employment is terminated by the Company for Cause, such Annual Bonus or incentive award, even if awarded, shall be immediately forfeited if permitted under applicable law;

(iii) a payment representing the Executive’s accrued but unused holiday in accordance with the Holidays clause of this contract; and

(iv) any vested, but not forfeited amounts or benefits on the Termination Date under the Company’s employee benefit plans, programs, policies, or practices in accordance with the terms thereof, including any benefit continuation or conversion rights (the “Other Benefits”).

1.2.2 Payments Upon Termination by the Company Without Cause or Voluntary Termination of the Executive with Good Reason. Following a termination by the Company without Cause or by the Executive for Good Reason, the Company shall pay or provide to the Executive in addition to the Accrued Obligations:

(i) Base Salary at the rate in effect on the Termination Date and continuing for twelve (12) months thereafter, payable at the same intervals at which other senior executives are paid;

(ii) one (1) payment in an amount equal to one hundred percent (100%) of the Executive’s annual cash incentive bonus payment at target, payable in the first year following the Termination Date at the same time that the Company pays annual cash incentive bonuses to its active employees pursuant to its then current Bonus Program (or, if no payment to its active employees is made in the relevant year, at the time that such bonuses normally would be scheduled to be paid);

(iii) twelve (12) months of continued benefits under the Company’s medical benefits plan or programme following the Termination Date at active employee levels and at active employee cost, if and to the extent the Executive was participating in any such plan on the Termination Date, or, at the Company’s discretion, payment to the Executive of an amount equivalent to the cost of the Executive acquiring a private or individual policy providing substantially similar benefits less the amount the Executive would have paid for medical benefits if she had remained an active employee; and

(iv) executive level career transition assistance services by a firm selected by the Executive and approved by the Company in an amount not to exceed £5,000 in the aggregate.

Notwithstanding any other provision of this contract, the pay and benefits that are due to the Executive pursuant to this Section 1.2.2 are subject to and in consideration of the Executive entering into a legally binding Compromise Agreement in a form and within the time that the Company normally requires, it being understood and agreed that the Compromise Agreement may, at the Company’s discretion and among other things, repeat the provisions of Articles 2 (Restrictions), 3 (Confidentiality and Intellectual Property), and 4 (Enforceability) hereof.

1.3 Change of Control.

1.3.1 Definitions.

(i) Affiliated Company. “Affiliated Company” means any company, directly or indirectly, controlled by, controlling or under common control with the Parent.

(ii) Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:

(A) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (for purposes of this Section 1.3, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Parent where such acquisition causes such Person to own 20% or more of the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”), provided, however, that for purposes of this subparagraph (A), the following acquisitions shall not be deemed to result in a Change of Control: (I) any acquisition directly from the Parent or any corporation or other legal entity controlled, directly or indirectly, by the Parent, (II) any acquisition by the Parent or any corporation or other legal entity controlled, directly or indirectly, by the Parent, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any corporation or other legal entity controlled, directly or indirectly, by the Parent or (IV) any acquisition by any corporation pursuant to a transaction that complies with clauses (I), (II) and (III) of subparagraph (C) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Parent Voting Securities reaches or exceeds 20% as a result of a transaction described in clauses (I) or (II) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Parent, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Parent Voting Securities; or

(B) Individuals who, as of the date hereof, constitute the Board (such individuals, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(C) The consummation of a reorganization, merger, amalgamation or consolidation or sale or other disposition of all or substantially all of the assets of the Parent (“Business Combination”), or if consummation of such Business Combination is subject to the approval of any government or governmental agency, the obtaining of such approval along with consummation of such Business Combination; excluding, however, such a Business Combination pursuant to which (I) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Parent or all or substantially all of the Parent’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Parent Voting Securities, (II) no Person (excluding any (1) corporation owned, directly or indirectly, by the beneficial owners of the Outstanding Parent Voting Securities as described in subclause (I) immediately preceding, or (2) employee benefit plan (or related trust) of the Parent or such corporation resulting from such Business Combination, or any of their respective subsidiaries) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (III) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(D) approval by the shareholders of the Parent of a complete liquidation or dissolution of the Parent.

(iii) Change of Control Period. For purposes of this Agreement, the “Change of Control Period” shall mean the period commencing on the date of a Change of Control and ending on the twenty-fourth (24th) month anniversary of such date.

(iv) Parent. For purposes of this Agreement, “Parent” shall mean Foster Wheeler AG, a Swiss corporation.

(v) Start Date. For purposes of this Agreement, “Start Date” shall mean the first date of the Change of Control Period. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (A) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (B) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Start Date” shall mean the date immediately prior to the Termination Date.

1.3.2 Obligations of the Company upon Executive’s Voluntary Termination with Good Reason or the Company’s Termination of Executive Without Cause (Other Than for Death or Disability) During Change of Control Period. If, during the Change of Control Period, the Company terminates the Executive’s employment without Cause (other than for death or Disability) or the Executive terminates the Executive’s employment for Good Reason, then, in addition to the Accrued Obligations, the Company shall pay or provide to the Executive the following:

(i) all amounts described in Section 1.2.2 (Payments Upon Termination by the Company Without Cause or Voluntary Termination of the Executive with Good Reason), which amounts shall be paid at the same time and in the same manner as if the Termination Date had not occurred during a Change of Control Period; and

(ii) an amount equal to the product of (1) one hundred percent (100%) of the Executive’s annual cash incentive bonus payment at target and (2) a fraction, the numerator of which is the number of days in the current fiscal year through the Termination Date, and the denominator of which is 365, paid in a lump sum in cash within 30 days following the Termination Date, provided, however, that if the terms of the Bonus Program in effect for the fiscal year that includes the Termination Date provide for a payment to the Executive of a portion of her Annual Bonus for such year upon the termination of employment, the amount described in this subparagraph (ii) shall be due only to the extent it exceeds the payment made under the Bonus Program, with an appropriate adjustment being made to whichever of the payments is made later; and

(iii) full and immediate vesting of all stock options, restricted stock units, restricted stock, and other similar equity awards.

Notwithstanding any other provision of this Agreement, the pay and benefits that are due to the Executive pursuant to this Section 1.3.2 are subject to and in consideration of the Executive entering into a legally binding Compromise Agreement in a form and within the time that the Company normally requires, it being understood and agreed that the Compromise Agreement may, at the Company’s discretion and among other things, repeat the provisions of Articles 2 (Restrictions), 3 (Confidentiality and Intellectual Property), and 4 (Enforceability) hereof. For the avoidance of doubt, the payments and benefits set forth in this Section 1.3.2 are in lieu of, not in addition to, the amounts set forth in Section 1.2.2.

1.3.3 Obligations of the Company upon Executive’s Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Change of Control Period, the Company shall provide the Executive’s estate or beneficiaries with the Accrued Obligations and the timely payment of the amount described in Section 1.3.2(ii) and shall have no other severance obligations under this Agreement. For the avoidance of doubt, if the Executive’s employment is terminated for a reason other than her death, this Section 1.3.3 is not applicable. With respect to the provision of Other Benefits, the term “Other Benefits” as utilized in this Section 1.3.3 shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Companies to the estates and beneficiaries of other senior executives of the Company and the Affiliated Companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other senior executives and their beneficiaries at any time during the 120-day period immediately preceding the Start Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other senior executives of the Company and the Affiliated Companies and their beneficiaries.

1.3.4 Obligations of the Company upon Executive’s Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Change of Control Period, the Company shall provide the Executive with the Accrued Obligations and the timely payment of the amount described in Section 1.3.2(ii) and shall have no other severance obligations under this Agreement. For the avoidance of doubt, any such termination shall be subject to the notice period provide for in this contract. With respect to the provision of Other Benefits, the term “Other Benefits” as utilized in this Section 1.3.4 shall include, and the Executive shall be entitled to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and the Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other senior executives and their families at any time during the 120-day period immediately preceding the Start Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other senior executives of the Company and the Affiliated Companies and their families.

1.3.5 Obligations of the Company upon Executive’s Voluntary Termination Without Good Reason or the Company’s Termination of Executive With Cause During Change of Control Period. If the Executive’s employment is terminated for Cause, or the Executive resigns without Good Reason, during the Change of Control Period, the benefits provided to the Executive shall be the same as if the Termination Date had not occurred during a Change of Control Period.

1.4 No Mitigation. Upon termination of the Executive’s employment with the Company, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement.

10.	The Restraints clause in the contract is hereby deleted and replaced in its entirety with the following:

Article 2

2.	Restrictions

The Executive agrees that at all times during the Executive’s employment and thereafter for twelve (12) months, the Executive shall not, directly or indirectly, on the Executive’s own behalf or on behalf of or in conjunction with, any other person, company, partnership, corporation, business, group, or other entity (each, a “Person”):

(a)	engage in any activity for or on behalf of a Competitor, as director, employee, shareholder (excluding any such shareholding by the Executive of no more than 5% of the shares of a publicly traded company), consultant or otherwise, which is the same as or similar to activity in which the Executive engaged at any time during the Relevant Period; or

(b)	so as to compete with the Company or any Relevant Group Company, canvass, solicit, deal, contract or approach or cause to be canvassed, solicited or approached any Relevant Customer for the sale or supply of Relevant Products or Services or endeavour to do so; or

(c)	(i) do or attempt to do anything which causes or may cause a Relevant Customer to cease or materially to reduce its orders or contracts with the Company and/ or any Relevant Group Company or (ii) solicit, induce or entice away from the Company or any Relevant Group Company or, in connection with any business in or proposing to be in competition with the Company or any Relevant Group Company, employ, engage or appoint or in any way cause to be employed, engaged or appointed a Critical Person whether or not such person would commit any breach of his or her contract of employment or engagement by leaving the service of the Company or any Relevant Group Company (provided, however, that this subsection (ii) shall not apply to (X) generalized searches for employees by use of advertisements in the media or search firms that are not targeted at Critical Persons, (Y) any Critical Person who has been terminated by the Company or Relevant Group Company, as applicable, prior to commencement of discussions with such Critical Person about employment with an entity other than the Company or Relevant Group Company, or (Z) responding to any Critical Person who initiated the discussions about employment with an entity other than the Company or Relevant Group Company.

For the purposes of Articles 2 (Restrictions), 3 (Confidentiality and Intellectual Property), and 4 (Enforceability) of this contract, the following definitions apply:

“Associated Company” means any company which is a direct or indirect subsidiary, subsidiary undertaking or holding company of the Company or any subsidiary or subsidiary undertaking of any such holding company and further includes but is not limited to Foster Wheeler AG and any direct or indirect subsidiary of it (and “Associated Companies” shall be construed accordingly). The expressions “subsidiary” and “holding company” shall have the meanings ascribed to them by the Companies Act 2006 as amended (Section 1159) and the expression “subsidiary undertaking” shall have the meaning ascribed to it by the same Act.

“Competitor” means a person or entity who or which is engaged in a material line of business conducted by the Company or any Associated Company.

“a material line of business conducted by the Company or any Associated Company” means an activity of the Company and/or any Associated Company generating gross revenues to the Company and/or any Associated Company of more than twenty-five million dollars ($25,000,000) (or equivalent) in the immediately preceding fiscal year of the Company;

“Critical Person” means any person who was an employee, agent, director, consultant or independent contractor employed, appointed or engaged by the Company or any Relevant Group Company at any time within the Relevant Period who by reason of such employment, appointment or engagement and in particular his/her seniority and expertise or knowledge of trade secrets or confidential information of the Company or any Associated Company or knowledge of or influence over the clients, customers or suppliers of the Company or any Associated Company is likely to be able to assist or benefit a business in or proposing to be in competition with the Company or any Relevant Group Company;

“Products or Services” means products or services which are of the same kind as or of a materially similar kind to or competitive with any products or services sold or supplied by the Company or any Relevant Group Company within the Relevant Period;

“Relevant Customer” means any Person who or which at any time during the Relevant Period is or was:

i.	negotiating with the Company or a Relevant Group Company for the sale or supply of Relevant Products or Services; or

ii.	a client or customer of the Company or any Relevant Group Company for the sale or supply of Relevant Products or Services; or

iii.	in the habit of dealing with the Company or any Relevant Group Company for the sale or supply of Relevant Products or Services and in each case with whom or which you were directly concerned or connected during the Relevant Period in the course of your employment;

“Relevant Group Company” means any Associated Company (other than the Company) for which you have performed services or for which you have had operational/management responsibility at any time during the Relevant Period;

“Relevant Period” means the period of 24 months immediately before the Termination Date;

“Relevant Products or Services” means Products or Services with which sale or supply you were directly concerned or connected during the Relevant Period in the course of your employment;

“Termination Date” means the date on which your employment terminates.

Article 3

3.	Confidentiality and Intellectual Property

The Executive acknowledges that the Executive’s services to the Company and Associated Companies involve the development of relationships with key Company employees and the Executive gaining knowledge of the relationships with key customers, suppliers, and service providers. The Executive agrees that the Executive’s employment has given and will give the Executive access to highly confidential information not available to the public or competitors, the disclosure or misappropriation of which could materially adversely affect the Company and/ or any Associated Company, and which it would be impracticable for the Company and/ or any Associated Company to protect and preserve effectively in the absence of express contractual terms. Confidential information includes but is not limited to trade secrets and information of a confidential nature relating to the Company’s business affairs, customers, suppliers, employees, business partners, financial affairs and dealings, methods and processes, strategies, plans, pricing, details, research and development, marketing, sales, product development, sources of supply and services and other data and information.

The Executive acknowledges that all confidential information, the disclosure of which is prohibited by this section, is of a confidential and proprietary character and of great value to the Company and its Associated Companies.

The Executive agrees not, either during the Executive’s employment with the Company or at any time thereafter, to communicate, disclose, divulge or publish to any person or entity whatsoever, or make use of, any confidential information which belongs or relates to the Company and/ or any Associated Company and/ or any of its/ their affairs or which is entrusted to the Company and/ or any Associated Company in confidence.

The Executive further agrees during the Executive’s employment to use the Executive’s best endeavours to prevent the communication, disclosure, publication or unauthorised use of confidential information.

The foregoing prohibitions on disclosure of confidential information shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any confidential information, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or advertisement.

The Executive’s obligation in respect of confidential information does not apply to disclosure or use of information which is authorised by the Board or which is necessary for the proper performance of the Executive’s duties or to disclosure that is required by applicable law or regulation, court of law or other statutory competent body. In the event that you are requested or required to make disclosure of confidential information subject to this section under any court order, subpoena, other judicial process, or applicable law or regulation, then, except as prohibited by law, the Executive will promptly notify the Company, take all reasonable steps requested by the Company to defend against the compulsory disclosure and permit the Company to control with counsel of its choice any proceeding relating to the compulsory disclosure.

Notwithstanding and without limiting the provisions of this section, the Company shall be the sole owner of all the products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with or during the Executive’s employment, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder). The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

Article 4

4.	Enforceability

The Executive agrees that the duration, extent and application of each of the covenants, obligations and restrictions set out in Articles 2 (Restrictions) and 3 (Confidentiality and Intellectual Property) are reasonable and are no greater than necessary for the protection of the goodwill, trade secrets and trade connections of the Company and/ or any Associated Company. If the Executive commits a breach or threatens to breach any of the provisions of Articles 2 and 3 hereof, the Company and/ or any Associated Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by injunction or otherwise by any court having jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and/ or Associated Company in addition to money damage and that money damages alone will not provide a complete or adequate remedy to the Company and/ or Associated Company, it being further agreed that such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and/ or Associated Company under law or in equity.

Each of the covenants, obligations and restrictions set out in Articles 2 and 3 shall be deemed to be separate and severable and enforceable and in the event that any of them shall be held void but would be valid if part of the wording thereof was deleted, such obligation or restriction shall apply with such deletion as may be necessary to make it valid and effective. If any of the covenants, obligations and restrictions set out in Articles 2 and 3 shall be held to be void or invalid this shall not affect the enforceability of the remaining covenants, obligations and restrictions.

The period during which the covenants, obligations and restrictions set out above are in effect shall be extended by any period or periods during which the Executive is in breach of any of them. If any of the covenants, obligations, restrictions or definitions contained in Articles 2 and 3 or any part thereof, are held to be unenforceable, the parties agree that the court making such determination shall have the power to revise or modify such provision to make it enforceable to the maximum extent permitted by applicable law and, in its revised or modified form, said provision shall then be enforceable.

The parties hereto intend to and hereby confer jurisdiction to enforce the covenants obligations and restrictions contained in Articles 2 and 3 upon the courts of any jurisdiction within the geographical scope of such covenants obligations and restrictions. In the event that the courts of any one or more of such jurisdictions shall hold any such covenants obligations and/ or restrictions unenforceable by reason of their breadth or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Company’s and/ or Associated Company’s right to the relief provided above in the courts of any other jurisdictions within the geographical scope of such covenants obligations and restrictions as to breaches of such covenants obligations and restrictions in such other respective jurisdictions, the above covenants obligations and restrictions as they relate to each jurisdiction being for this purpose severable into diverse and independent covenants.

The covenants, obligations and restrictions shall be enforcable by the Company or any Associated Company that is or may be impacted by any breach of the Executive’s obligations under this provision. Any delay by the Company or any Associated Company in exercising its rights to enforce the provisions of Articles 2 and 3 shall not constitute a waiver of such rights.

11.	The following is added to the contract:

Indemnification. In addition to any rights to indemnification to which the Executive is entitled under the Company’s and/or the Parent’s charter and by-laws and/or any other agreements with the Company or its affiliates, to the extent permitted by applicable law, the Company will indemnify, from the assets of the Company supplemented by insurance in an amount determined by the Company, the Executive at all times, during and after the Term, and, to the maximum extent permitted by applicable law, shall pay the Executive’s expenses (including reasonable attorneys’ fees and expenses, which shall be paid in advance by the Company as incurred, subject to recoupment in accordance with applicable law) in connection with any threatened or actual action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission or alleged act or omission in relation to any affairs of the Company or any subsidiary or affiliate of the Company of the Executive as an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. The Company shall use its best efforts to maintain during the Term and thereafter insurance coverage sufficient in the determination of the Company to satisfy any indemnification obligation of the Company arising under this Indemnification clause.

12.	The following is hereby added to the contract:

Definition of “subsidiary” and “affiliate”. Unless otherwise specifically defined in this contract, the term “subsidiary” shall mean any corporation or other business entity controlled directly or indirectly by the Company or other business entity in question, and the term “affiliate” shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the Company or other business entity in question.

Form and Address for Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one day after sent by overnight courier or three days after mailed first class, postage prepaid, by registered or certified mail, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company, to:

Foster Wheeler Energy Limited

Shinfield Park

Reading, Berkshire, RG2 9FW

Attention: Chief Legal Officer

with a copy to:

Foster Wheeler AG

Rue de Laussane 80

1202 Geneva

Switzerland

Attention: Chief Executive Officer

If to the Executive, to the Executive’s principal residence as reflected in the records of the Company.

13.	The Changes to Employment Contract clause is hereby deleted from the contract.

14.	The Governing Law clause is hereby deleted from the contract and replaced in its entirety with the following:

This contract is governed by and shall be interpreted in accordance with the laws of England. Subject to Article 4 above (Enforceability), any controversy, claim or dispute arising out of or relating to this contract, the breach thereof, or the Executive’s employment by the Company or any of its affiliates shall be subject to the exclusive jurisdiction of the courts of England and Wales. For the avoidance of doubt, this contract includes, without limit, its First and Second Amendments.

15.	Other than as expressly set forth in this Second Amendment, the Agreement remains unchanged.

16.	This Second Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to the Agreement effective as of the Second Amendment Effective Date.

FOSTER WHEELER ENERGY LIMITED

By: /s/ Franco Baseotto	November 17, 2011
Name: Franco Baseotto	Date
Title: Director

/s/ Michelle K. Davies	17 November 2011
Michelle K. Davies	Date